Exhibit 23(b)

[Letterhead of Ernst & Young]

Ernst & Young Building 11 Mounts Bay Road Perth WA 6000 Australia GPO Box M939 Perth WA 6843 Tel: +61 8 9429 2222 Fax: +61 8 9429 2436 www.ey.com/au

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genesee & Wyoming Inc. of our report dated January 25, 2007 with respect to the consolidated financial statements of Australian Railroad Group Pty Ltd, which appears in the Form 10-K of Genesee & Wyoming Inc. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young

Ernst & Young

Perth, Australia

November 26, 2008

Liability limited by a scheme approved

under Professional Standards Legislation